Exhibit 10.3
EXECUTIVE SEVERANCE AND VESTING ACCELERATION AGREEMENT
THIS EXECUTIVE SEVERANCE AND VESTING ACCELERATION AGREEMENT (this “Agreement”), dated as of April 1, 2020, is entered into by and between The Rubicon Project, Inc. (the “Company”) and Aaron Saltz (“Executive”).
The Company (or Telaria, Inc (“Telaria”)) and Executive are currently, or are expected to become, parties to:
(i)an Employment Letter or Offer Letter setting forth terms of Executive’s employment with the Company (the “Employment Letter”);
(ii)an Offer Letter with Telaria setting forth the terms of Executive’s employment with Telaria (the “Telaria Offer Letter”) prior to the closing (“Closing”) of the merger by and between the Company and Telaria (the “Merger”); and
(iii) Grant Notices or other documents documenting the issuance of Stock Options or other equity awards by Company or Telaria to Executive (the “Equity Agreements”)
The undersigned desire to enter into this Agreement to set forth the terms by which Executive would receive certain accelerated vesting and severance pay under certain circumstances in connection with a termination of Executive’s employment. With respect to any severance benefits and change in control protection, including as relates to the acceleration of equity, this Agreement supersedes the Employment Letter, Telaria Offer Letter and Equity Agreements, and any other contracts between Executive and the Company (or Telaria) or policies of the Company (or Telaria) (collectively with the Employment Letter, Telaria Offer Letter and Equity Agreements, the “Existing Documents”) as set forth below.
1.Certain Defined Terms. As used herein:
(a)“Base Salary” means Executive’s then-current base salary.
(b)“Cause” means the occurrence of one or more of the following:
(i)Executive’s refusal to materially perform Executive’s duties and responsibilities, or to devote substantially all of Executive’s normal business time to the business and affairs of the Company or its successor (except in the case of Disability);
(ii)Executive’s material misappropriation of the Company’s or its successor’s funds or property;
(iii)Executive’s conviction of, or plea of guilty to or admission of, a felony;
(iv)Executive’s willful misconduct or gross negligence which materially injures or could reasonably be expected to materially injure the reputation, business or business relationships of the Company, its successor or their respective affiliates; or
(v)Executive’s material breach of any material provision of any written agreement between Executive and the Company or its successor.
1.
222385310 v2

222413140 v1

Notwithstanding the foregoing, in no event shall Executive’s termination be for “Cause” unless (1) an event or circumstance set forth in clauses (i) through (v) shall have occurred and the Company or its successor provides Executive with written notice thereof within thirty days after it first has knowledge of the occurrence or existence of any such event or circumstance, which notice specifically identifies the event or circumstance that it believes constitutes Cause, and (2) to the extent correctable, Executive fails to correct the circumstance or event so identified within thirty days after receipt of such notice.
(c)“Code” means Internal Revenue Code of 1986, as amended and “Section 409A” and “Section 280G” refer to Sections 409A and 280G of the Code.
(d)“Date of Termination” means the date of the Separation of Service.
(e)“Disability” means Executive is “disabled” within the meaning of Section 409A.
(f)“Good Reason” means the occurrence of any one or more of the following events:
(i)the Company or its successor relocates Executive’s principal place of employment to a location that increases Executive’s one-way commute by more than twenty miles;
(ii)a material reduction in Executive’s cash compensation (including Executive’s base salary and/or performance-related bonuses targets, but excluding discretionary bonuses (if any)); or
(iii)Executive’s position, duties, or reporting relationship are materially and adversely changed, resulting in a position of materially less stature or responsibility; provided, that a change in Executive’s title alone will not constitute “Good Reason” unless there is also a material and adverse change in Executive’s position, duties, or reporting relationship. Without limiting other instances of material reduction in Executive’s position, duties, or reporting relationship, a material reduction of Executive’s position, duties, or reporting relationship is deemed to occur if (i) Executive no longer reports to the Chief Executive Officer of the Company or its successor, or (ii) following a Sale Transaction Executive’s position and duties with the successor acquirer result in materially less stature or responsibility.
Notwithstanding the foregoing, Executive’s termination shall not constitute a termination for “Good Reason” as a result of any event in (i)-(iii) above unless (1) Executive first provides the Company or its successor with written notice thereof within ninety days after the occurrence of such event, (2) to the extent correctable, the Company or its successor fails to cure the circumstance or event so identified within thirty days after receipt of such notice, and (3) Executive designates an effective date for Executive’s termination for Good Reason no later than thirty days after the expiration of the Company’s cure period, subject to any extension of such effective date requested by the Company or its successor and agreed by Executive.
(g)“Involuntary Termination” means a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason.
(h)“Qualified Resignation” means that Executive has delivered a notice of resignation to the Company within 13 months from the Closing, which designates an effective date of resignation not less than 30 days and not more than 45 days from the delivery of the notice, and Executive actually resigns on such date. The Company may waive such notice period, or any portion thereof, in its
2.
222385310 v2

222413140 v1

sole discretion and designate an earlier date of termination, in which case such termination shall be deemed a Qualified Resignation (and not an Involuntary Termination). In addition, the Company and Executive may mutually agree to extend the effective date of the resignation.
(i)“Sale Transaction” means a Change in Control as defined in the Company’s 2014 Equity Incentive Plan or any successor plan, as well as: (i) the Company shall sell, lease, transfer, convey, or otherwise dispose of, in any single transaction or series of related transactions, all or substantially all of the assets or intellectual property of the Company and its subsidiaries, taken as a whole (except where such sale, lease, transfer, conveyance or disposition is to a wholly owned subsidiary of the Company), or the sale or disposition, whether by merger or otherwise, of one or more of the Company’s subsidiaries if all or substantially all of the assets or intellectual property of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries (except where such sale or other disposition is to the Company or another of the Company’s wholly-owned subsidiaries); (ii) upon a transaction or series of related transactions to which the Company is a party in which a majority of the Company’s voting power is transferred (other than a transaction or series of related transactions solely for bona fide equity financing purposes in which cash is received by the Company or any successor, in which indebtedness of the Company is cancelled or converted or in which both cash is received and indebtedness is cancelled or converted); or (iii) upon a merger, consolidation or similar transaction or series of transactions in which the Company or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation or similar transaction or series of transactions, other than a merger or consolidation in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation, a majority of the voting power of the surviving or resulting corporation or other entity (or the parent corporation or other entity of such surviving or resulting corporation or other entity). For the avoidance of doubt, the Merger shall not constitute a Sale Transaction under this Agreement.
(j)“Separation of Service” means a “separation of service” from the Company within the meaning of Section 409A.
(k) “Target Bonus” means, for any given year, the amount that would be paid if Executive earned 100% of the sum of his then current on-target performance-based bonuses.
(l)“Telaria Equity Interest” means any equity interests granted by Telaria prior to the Closing, which were converted to Company equity interests at Closing.
2.Payments and Vesting Acceleration Upon Involuntary Termination.
(a)Accrued Obligations. In the event that Executive’s employment under this Agreement terminates for any reason, upon such termination, the Company will pay to Executive in a single lump sum payment on the Date of Termination (as defined below), or for items (iii) and (iv) below, such later date as may be permitted by applicable law, the aggregate amount of (i) any earned but unpaid Base Salary, (ii) any accrued, but unused vacation (if any), (iii) unreimbursed business expenses incurred prior to the Date of Termination that that are reimbursable in accordance with applicable Company policies, and (iv) any earned but unpaid incentive bonus or commission payments (together, the “Accrued Obligations”). Vested or earned benefits under any employee benefit plan shall be governed by the terms and conditions of the applicable plans except as expressly set forth herein.
3.
222385310 v2

222413140 v1

(b)Involuntary Termination Outside of a Sale Transaction. Subject to Section 3, in the event of an Involuntary Termination prior to and not in connection with the consummation of a Sale Transaction, Executive will be entitled, upon Executive’s Separation from Service, to the payments and benefits set forth in this Section 2(b):
(i)Salary Severance. The Company shall pay to Executive an amount equal to (x) if the Involuntary Termination occurs within 13 months of the Closing, 12 months of Executive’s Base Salary or (ii) if the Involuntary Termination occurs more than 13 months from the Closing, six months of Executive’s Base Salary, in each case, payable in substantially equal monthly installments in accordance with the Company’s normal payroll practices during the six or 12 month period, as applicable, from the Date of Termination (the “Salary Severance”), provided, however, that no payments under this Section 2(b)(i) shall be made prior to the Company’s first regularly scheduled payroll date occurring on or after the 60th day following the Date of Termination (the “First Payment Date”) and any amounts that would otherwise have been paid pursuant to this Section 2(b)(i) prior to the First Payment Date shall instead be paid on the First Payment Date (without interest thereon) and once they commence will be retroactive to the date of your Involuntary Termination.
(ii)Pro-Rated Bonus. The Company shall pay to Executive a pro-rated portion of the Target Bonus for the year in which the Date of Termination occurs, determined by (i) multiplying Executive’s Target Bonus for the full calendar year in which the Date of Termination occurs by a fraction, the numerator of which equals the number of days elapsed during the calendar year in which the Date of Termination occurs through and including the Date of Termination and the denominator of which equals 365 and (ii) subtracting the amount of any portion of Executive’s performance-bonus for the calendar year in which the Date of Termination occurs that is paid to Executive prior to the Date of Termination (the “Pro-Rated Bonus”). The Pro-Rated Bonus shall be payable in a single lump-sum payment on the First Payment Date, without regard to any performance conditions or requirements.
(iii)Months Health Benefits. During the applicable Salary Severance period or, if earlier, the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan (in any case, the “COBRA Period”), subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulation thereunder, the Company shall, in its sole discretion, either (A) provide to Executive (and Executive’s dependents to the extent covered under the Company’s group health plan at the time of termination), at the Company’s expense, or (B) reimburse Executive for, coverage under its group health plan at the same levels in effect on the Date of Termination; provided, however, that if (I) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (II) the Company is otherwise unable to continue to cover Executive (or Executive’s dependents if applicable) under its group health plans, or (III) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, a taxable payment in an amount equal to each remaining Company obligation shall thereafter be paid to Executive in substantially equal monthly installments over the COBRA Period (or remaining portion thereof).
(iv)6 Months Vesting Acceleration and Exercise Term Extension.
(1)Vesting Acceleration. All outstanding options to purchase Company common stock and any restricted stock, restricted stock units or other equity interest in the Company (each separate award is an “Equity Interest”) held by Executive as of the Date of Termination
4.
222385310 v2

222413140 v1

that are described in subsections (1) and (2) below shall become vested and exercisable on the First Payment Date (or upon a Sale Transaction, if earlier).
(a)Any Equity Interest that would have otherwise vested in accordance with its terms, absent termination of employment, during the 183-day period immediately following the Date of Termination (the “Acceleration Period”).
(b)With respect to each Equity Interest that vests less frequently than monthly and/or has not already passed, as of the end of the Acceleration Period, any vesting cliff imposed on such Equity Interest, the product of (A) the number of shares of such Equity Interest that would have vested, absent termination of employment, on the first vesting date scheduled to occur after the Acceleration Period, and (B) the quotient obtained by dividing (X) the total number of calendar days between (i) the immediately preceding vesting date for such Equity Interest, even if such immediately preceding vesting date occurs during the Acceleration Period or (ii) the vesting commencement date of such Equity Interest if no vesting date will have occurred by the end of the Acceleration Period, and the end of Acceleration Period, by (Y) the total number of calendar days between (i) the immediately preceding vesting date for such Equity Interest, even if such immediately preceding vesting date occurs during the Acceleration Period or (ii) the vesting commencement date of such Equity Interest if no vesting date will have occurred by the end of the Acceleration Period, and the vesting date first occurring after the Acceleration Period.
(2)Extension of Exercise Term. The term during which Executive may exercise any stock option or other exercisable Equity Interest shall be extended until the earlier of the first anniversary of the Date of Termination or the expiration date that would apply to such stock option or other exercisable Equity Interest had Executive remained employed with the Company.
(v)Acceleration of Telaria Equity Awards. In the event the Involuntary Termination occurs within 13 months of the Closing, all Telaria Equity Interests held by Executive shall become vested and exercisable on the First Payment Date (or upon a Sale Transaction, if earlier) and shall remain exercisable for the period set forth in Section 2(b)(iv)(B) above.
(c)Involuntary Termination In Connection With or Following a Sale Transaction. Subject to Section 3, in the event of an Involuntary Termination that occurs in connection with or following the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(b) above on the terms and conditions provided therein, except that:
(i)Salary Severance. The Salary Severance shall equal 12 months of Executive’s Base Salary, payable over the 12 months following the Date of Termination in accordance with Section 2(b)(i) above;
(ii)Months Health Benefits. The COBRA Period shall continue for a period of 12 months following the Date of Termination or, if earlier, the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan; and
(iii)Full Vesting Acceleration. All of Executive’s Equity Interests (including the Telaria Equity Interests) shall vest in full effective upon the Involuntary Termination, and shall remain exercisable for the period set forth in Section 2(b)(iv)(B) above.
5.
222385310 v2

222413140 v1

(d)Qualified Resignation. Subject to Section 3, in the event of a Qualified Resignation, Executive will be entitled, upon Executive’s Separation from Service, to the payments and benefits set forth in Section 2(b) above on the terms and conditions provided therein (other than Section 2(b)(iv)(A), which shall not apply) to same extent as if Executive had incurred an Involuntary Termination. Notwithstanding the foregoing or anything in Section 2(b)(ii) to the contrary, in the event you incur a Qualified Resignation following June 30, 2020 and prior to December 31, 2020, you will only be entitled to receive a pro-rated portion of your second-half bonus and not any portion of your first-half bonus, unless actually earned in accordance with the terms of such first-half plan.
(e)Death or Disability. If Executive’s employment is terminated for Death or Disability prior to the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(b) above on the terms and conditions provided therein. If Executive’s employment is terminated as a result of Death or Disability following the consummation of a Sale Transaction, Executive will be entitled to all of the payments and benefits set forth in Section 2(c) above on the terms and conditions provided therein.
(f)Other Terminations. If Executive’s employment is terminated for any reason not described in Sections 2(b), (c), (d) or (e) above including, without limitation, due to a termination of Executive’s employment by the Company for Cause or a resignation by Executive without Good Reason or that is not a Qualified Resignation, the Company will pay Executive only the Accrued Obligations.
(g)No Other Payments. Except to the extent required by law, the Company shall not be obligated to pay Executive any other amounts upon termination of Employee’s employment for any reason except as set forth in this Section 2.
3.Conditions to Severance and Vesting. As a condition to Executive’s right to receive any payments or benefits under Section 2 hereof:
(a)Release. Executive shall execute and deliver to the Company a release agreement in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one days (or such longer period of time as may be required by applicable law in order to make it enforceable) following the Date of Termination and that Executive not revoke such Release during any applicable revocation period. The form of the Release may be modified as needed to reflect changes in applicable law or regulations that are needed to provide a legally enforceable and binding release of the scope contemplated by the Release at the time of execution.
(b)Intellectual Property Assignment and Confidential Information Agreement. Executive shall acknowledge in writing, and honor, Executive’s obligations under the Intellectual Property Assignment and Confidential Information Agreement executed by Executive in favor of the Company (or any other agreement providing for confidentiality or the assignment of intellectual property).
(c)Recoupment of Benefits. In the event of any material breach by Executive of any term of this Agreement or the Release that is not cured within 30 days of receipt by Executive from the Company or its successor of written notice of such breach and demand for cure, without limiting any other remedy available to the Company, the Company shall have the right to (i) terminate any payments or benefits provided for herein; and (ii) recoup any sums previously paid, or the benefits of any vesting acceleration or Equity Interest term extension provided for, hereunder.
4.Certain Tax Matters.
6.
222385310 v2

222413140 v1

(a)Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments under Section 2 hereof, shall be paid to Executive during the six month period following Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
(b)280G - Best Results.
(i)Best Results Provision. If a Sale Transaction occurs and any payments or benefits received (or to be received) by Executive whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement (“Payments”) constitute “parachute payments” as defined in Section 280G(b)(2) of the Code (“Parachute Payments”) and are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax amount of any such Parachute Payments, taking into account the Excise Tax, is less than the net after-tax amount if the Payments were three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the Parachute Payments shall be reduced to an amount equal to three times Executive’s base amount less $1.00. If a reduction in Parachute Payments to three times Executive’s base amount less $1.00 is necessary pursuant to the preceding sentence, the reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of employee benefits.
(ii)All calculations and analysis required by Section 4(b) shall be performed in a manner consistent with this Section 4(b)(ii) by an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company and reasonably acceptable to Executive. For purposes of determining whether and the extent to which any Payments are Parachute Payments and/or would be subject to the Excise Tax, (1) no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner so as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (2) no portion of the Payments shall be taken into account which, in the written opinion of the Independent Advisors, does not constitute a Parachute Payment” (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Payments shall be taken into account which, in the written opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (3) the value of any non-cash benefit or any deferred payment or benefit included in the Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(c)Section 409A.
(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that
7.
222385310 v2

222413140 v1

any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 4(c) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to create any liability on the part of the Company for any failure to do so.
(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.
(d)Modification of Incentive Stock Options. Executive acknowledges that, to the extent any of Executive’s Equity Interests were intended to be, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code, the vesting acceleration and extension of exercise term benefits provided to Executive pursuant to this Agreement will result in the entire grant losing “incentive stock option” status within the meaning of Section 422 of the Code and therefore being treated as a non-statutory stock option.
5.At-Will. Nothing herein shall be deemed to affect the “at-will” nature of Executive’s employment. Accordingly, Executive’s employment with the Company may be terminated at any time, with or without cause or notice, and without any severance payment or similar obligation except to the extent set forth herein. The “at will” nature of Executive’s employment cannot be changed by an oral agreement and can only be changed by a written agreement, executed by the Company, expressly providing therefor.
6.Miscellaneous.
(a)Effect on Existing Documents. This Agreement shall supersede the Existing Documents with respect to the subject matter hereof. You hereby release the Company and Telaria from any provisions with respect to severance set forth in the Telaria Offer Letter. The Existing Documents shall otherwise remain in full force and effect with respect to any subject matter not covered by this Agreement. You shall continue to remain bound by the Confidentiality and Invention Assignment Agreement executed between you and Telaria, which has been assumed by the Company.
(b)Successors. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or by United States certified or
8.
222385310 v2

222413140 v1

registered mail, return receipt requested, postage prepaid, addressed (i) if to Executive at Executive’s last known address evidenced on the Company’s payroll records; and (ii) if to the Company, at the Company’s principal executive offices, attention Head of Human Resources and General Counsel or, in each case, or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.
(d)Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation and the Company shall be entitled to withhold any and all such taxes from amounts payable hereunder.
(e)Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. For avoidance of doubt, the provisions of this Agreement shall govern all future equity awards made to Executive unless the agreements for such future Awards specifically reference and waive this Section 6(e).
(f)Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The sole and exclusive venue for any actions filed with a court shall be the state or federal courts located in Los Angeles, California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.
(g)Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(h)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
(i)Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.
(j)Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and, subject to Section 6(a), supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Executive, or any representative of the Company or Executive, with respect to the subject matter hereof.
(k)Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments and to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.
[Signature Page Follows]
9.
222385310 v2

222413140 v1

10.
222385310 v2

222413140 v1

IN WITNESS WHEREOF, the parties have executed this Executive Severance and Vesting Acceleration Agreement effective the date first above written.

THE COMPANY:

The Rubicon Project, Inc.

By: /s/ David Day

Name: David Day

Title: Chief Financial Officer

EXECUTIVE

/s/ Aaron Saltz

Aaron Saltz

1.
222385310 v2

222413140 v1

EXHIBIT A
RELEASE AGREEMENT
2.
222385310 v2

222413140 v1